EXHIBIT 99.1

Zumiez Inc. Reports June 2017 Sales Results

Net Sales Increased 8.4% to $72.2 Million

June 2017 Comparable Sales Increased 5.3%

LYNNWOOD, Wash., July 05, 2017 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ:ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced, that total net sales for the five-week period ended July 1, 2017 increased 8.4% to $72.2 million, compared to $66.6 million for the five-week period ended July 2, 2016.  The Company's comparable sales increased 5.3% for the five-week period compared to a comparable sales decrease of 4.5% in the year ago period.

Based primarily on higher than planned sales results for the quarter, the Company is raising its guidance and now expects fiscal 2017 second quarter net loss per share of approximately ($0.06) to ($0.08), a change from the previously issued guidance for net loss per share of ($0.06) to ($0.11).  This is based primarily upon anticipated comparable sales growth of between 3% and 4% compared to previously issued guidance for comparable sales growth between 1% and 3%.  Total sales are expected to be between $189 million and $191 million compared to previously issued guidance for total sales of between $185 million and $189 million.

To hear the Zumiez prerecorded June sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of July 1, 2017 we operated 692 stores, including 605 in the United States, 51 in Canada, and 30 in Europe and 6 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at www.zumiez.com, www.blue-tomato.com and www.fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.  These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s quarterly report on Form 10-Q for the quarter ended April 29, 2017 as filed with the Securities and Exchange Commission and available at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200